EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
     MediaFLO USA, Inc., a Delaware Corporation, is a wholly-owned subsidiary of the Company. MediaFLO USA does business under its own name. The Company consolidates MediaFLO USA in its financial statements.
     QUALCOMM Global Trading, Inc. (QGT), a British Virgin Islands corporation, is a wholly-owned subsidiary of the Company. QGT and its subsidiaries, QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd., incorporated in Singapore, QUALCOMM GT Holdings, Inc., incorporated in the British Virgin Islands, QUALCOMM Mauritius Holdings Limited, incorporated in Mauritius, QUALCOMM CDMA Technologies Malaysia SDN.BHD, incorporated in Malaysia, QUALCOMM (UK) Limited, incorporated in the United Kingdom, Spike Technologies LLC, registered in California, QUALCOMM India Private Limited, incorporated in India, QUALCOMM Communication Technologies Ltd., incorporated in Taiwan, QUALCOMM CDMA Technologies GmbH, incorporated in Germany, QUALCOMM CDMA Technologies, T.Y.K., incorporated in Japan, QUALCOMM CDMA Technologies (Korea) Y.H., incorporated in South Korea, and QUALCOMM Wireless Semi Conductor Technologies Limited, incorporated in China, QUALCOMM Netherlands B.V., incorporated in the Netherlands, and QUALCOMM Italia S.r.l., incorporated in Italy, do business under their own names. The Company consolidates QGT in its financial statements.
     The names of other subsidiaries are omitted. Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.